Exhibit 99.2

                    FINANCIAL FEDERAL CORPORATION
                     DECLARES QUARTERLY DIVIDEND


NEW YORK, NY: September 27, 2006 - Financial Federal Corporation (NYSE: FIF) today announced its Board of Directors declared a $0.10 per share quarterly dividend on its common stock. The dividend is payable October 31, 2006 to stockholders of record at the close of business on October 13, 2006. The dividend rate is the same as the prior quarter.


Financial Federal Corporation is an independent financial services company specializing in financing industrial and commercial equipment through installment sales and leasing programs for dealers, manufacturers and end users nationwide. For more information, please visit the Company's website at www.financialfederal.com.


CONTACT:  Steven F. Groth, Chief Financial Officer
          (212) 599-8000